Exhibit D(14)

AMENDMENT

DATED JUNE 1, 2008 TO

INVESTMENT SUB-ADVISORY AGREEMENT

for MassMutual Select Large Cap Value Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and Davis Selected Advisers, L.P. (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of November 15, 2005 relating to the MassMutual Select Large Cap Value Fund (the “Fund”); and

WHEREAS, Section 15 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	The Sub-Adviser will not consult with any other sub-adviser to a fund for which MassMutual serves as investment adviser concerning transactions for the Fund in securities or other assets.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY		DAVIS SELECTED ADVISERS, L.P.

By:	/s/ Eric Wietsma	By:	/s/ Thomas Tays
	Name: Eric Wietsma		Name: Thomas Tays
	Title: Corporate Vice President		Title: VP

Accepted and Agreed to by:

MASSMUTUAL SELECT FUNDS on behalf of MassMutual Select Large Cap Value Fund

By:	/s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer